Exhibit 10.3

LEASE AND SUBLEASE

TERMINATION AGREEMENT

(7 and 9 Technology Park Drive, Westford, Massachusetts)

This Lease and Sublease Termination Agreement (“Agreement”) is made and entered into this 11th day of August, 2010 by and among Michelson Farm-Westford Technology Park V and VIII Limited Partnership, as successor to the Michelson Farm-Westford Technology Park Trust, with a notice address in care of The Gutierrez Company, Burlington Office Park, One Wall Street, Burlington, MA 01803 (the “Landlord”), Teradyne, Inc., as successor to GenRad, Inc., with a notice address of 600 Riverpark Drive, North Reading, MA 01864 (the “Tenant”), and Sonus Networks, Inc., with a notice address of 7 Technology Park Drive, Westford, MA 01886 (the “Subtenant”).

RECITALS

WHEREAS, Landlord and Tenant executed two certain leases, both dated as of July 26, 1996, and both amended by a certain First Amendment to Lease dated May 20, 1997 and by a certain Amendment to Leases dated November 5, 2007 (collectively, the “Lease”), for the 230,000 rentable square feet of premises located at 7 and 9 Technology Park Drive, Westford, Massachusetts (collectively, the “Premises”).  At times herein, the term “Building 8 Lease” shall refer to the Lease with respect to the building located at 9 Technology Park Drive, Westford, Massachusetts and containing 100,000 rentable square feet of spaces (“Building 8”), and the “Building 5 Lease” shall refer to the Lease with respect to the building located at 7 Technology Park Drive, Westford, Massachusetts and containing 130,000 rentable square feet of space (“Building 5”); and

WHEREAS, the Building 5 Lease has an expiration date of June 4, 2012 and the Building 8 Lease has an expiration date of June 24, 2012; and

WHEREAS, Landlord and Tenant have agreed to terminate the Lease prior to the applicable expiration date of the Lease, and to release each other from any and all matters, claims, causes of action or demands, damages, real or personal, known or unknown, arising out of or in any way related to or based upon the Lease by Tenant of the Premises; and

WHEREAS, the Tenant and Subtenant executed a sublease, dated as of February 22, 2006, amended by a certain First Amendment to the Sublease dated August 14, 2006 (collectively, the “Sublease”) for Building 5 (the “Subleased Premises”).  Landlord consented to the sublease in the Landlord Consent to Sublease dated February 22, 2006 (the “Landlord Consent”).  The Sublease is subject to and incorporates the terms of the Lease as set forth in the Sublease; and

WHEREAS, the Sublease has an expiration date of June 4, 2012; and

WHEREAS, Tenant and Subtenant have agreed to terminate the Sublease prior to the expiration date of the Sublease, and Landlord, Tenant and Subtenant agree to release each other from any and all matters, claims, causes of action or demands, damages, real or personal known or unknown, arising out of or in any way related to or based upon the Sublease, the Lease and/or the Subleased Premises by the Subtenant.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties hereby agree as follows:

1.                                      Surrender of Premises and Subleased Premises.  Prior to the Termination Date (as hereinafter defined), as applicable, Tenant and Subtenant shall surrender and peaceably yield up the Premises (specifically Building 5 or Building 8, as applicable) in such order, repair and condition as Tenant and Subtenant are required to pursuant to Section 12.1 of the Lease and Section 15.12 of the Sublease, respectively, and any other applicable sections of the Lease and Sublease, and to make or cause to be made any repairs necessary as a result of the removal of certain items required to be removed by Tenant and Subtenant, including its personal property, all signage installed by Tenant and Subtenant or on behalf of Tenant (or Subtenant) and any communications equipment placed on the roof of Building 5 or Building 8, as applicable, by Tenant and Subtenant or on behalf of Tenant (or Subtenant), if applicable, and repair all damage resulting therefrom; provided, however that Subtenant shall only be responsible for up to One Hundred Fifty Thousand and NO/100 Dollars ($150,000.00) for any such repairs.  In no event shall Tenant be responsible of any repair or restoration issues related to Building 5 and in no event shall Subtenant be responsible of any repair or restoration issues related to Building 8.  Tenant shall leave the Premises clean and neat in a tenantable condition, as required pursuant to said Section 12.1 of the applicable Lease.  Subtenant shall leave the Subleased Premises in broom clean condition pursuant to Section 15.12 of the Sublease. Notwithstanding the foregoing, Landlord, Tenant and Subtenant agree to the following: (i) that Subtenant’s existing furniture described on Exhibit “A” attached hereto, and Subtenant’s equipment described on Exhibit “B” attached hereto (together with the items described on Exhibit “A”, the “Remaining Property”), except for the lab generator, which may be removed at Subtenant’s discretion, shall remain at the Premises and become the property of Landlord on the Termination Date, at the cost of $1.00 to Landlord, and (ii) Tenant shall only be responsible to restore those items within the Premises as described on Exhibit “C” attached hereto relating to Building 8, and (iii) Subtenant shall only be responsible to restore those items within the Premises as described on Exhibit “C” attached hereto relating to Building 5, and (iv) the parties expressly agree that, except as set forth in Exhibit C attached hereto, Subtenant shall not be required to remove certain items it has been previously directed to remove pursuant to Section 9 of the Landlord Consent.  Effective as of the Termination Date or such date as may be extended pursuant to paragraph 4(c) below, Subtenant hereby conveys, transfers, sets over, and grants to Landlord all of Subtenant’s right, title and interest in and to all the Remaining Property, and on or before the Termination Date, Subtenant shall execute and deliver to Landlord a Bill of Sale with respect to such Remaining Property, substantially in the form attached hereto as Exhibit “D”.

2.                                      Termination of Lease and Sublease.  The Building 5 Lease and Sublease shall both be terminated effective December 14, 2010 (the “Building 5 Termination Date”).  The Building 8 Lease shall be terminated effective November 28, 2010 (the “Building 8 Termination Date”).  At times, the Building 5 Termination Date and the Building 8 Termination Date shall be hereinafter collectively referred to as the “Termination Date”.

3.                                      Termination Payment.  Tenant shall pay to Landlord a lump sum of One Million One Hundred Thousand Dollars ($1,100,000.00) as a Termination Fee (hereinafter referred to as the “Termination Fee”), which is Tenant’s full and final payment to Landlord under the Lease in consideration of Landlord entering into this Agreement.  Tenant shall pay the Termination Fee to Landlord on that certain date that is five (5) business days after Tenant receives a fully executed original copy of both this Agreement and of the Lender’s Consent attached hereto as Exhibit “E”.  Tenant shall be responsible to pay all Rent allocable to the Premises under the Lease through the Termination Date, as applicable, and any additional rent (e.g. CAM and Taxes) shall be adjusted following the Termination Date, as provided in the Lease.  Subtenant shall pay all Rent for the Subleased Premises under the Sublease through the Building 5 Termination Date.  The parties acknowledge and agree that Subtenant is under no obligation to pay the Termination Fee, in full or in part, to neither Landlord nor Tenant nor any other party.

4.                                      Holdover. (a) Conditioned upon the parties’ timely execution of this Agreement, and further conditioned upon the parties’ timely performance of their respective obligations hereunder, including Tenant’s surrender of possession of the Premises to Landlord by the Building 8 Termination Date and Subtenant’s surrender of possession of the Subleased Premises to the Landlord and the Tenant by the Building 5 Termination Date, or such date as may be extended pursuant to paragraph 4(c) below, and Tenant’s payment of the Termination Fee by the date stated in paragraph 3 above, the Lease and Sublease shall hereby be terminated effective on the Termination Date, as applicable, or such date as may be extended pursuant to paragraph 4(c) below.

(b)           If Tenant fails to make the payment or fails to surrender Building 8 as required by this Agreement, Landlord hereby reserves all rights and remedies under the Lease, including its rights to receive payment of all rents due thereunder, including, without limitation, collecting any holdover damages from Tenant that may result under the Lease, as applicable.  Subtenant shall have no liability to Landlord for Tenant’s failure to surrender Building 8 as required by this Agreement.

(c)           If Subtenant fails to surrender Building 5 as required by this Agreement, the Subtenant shall be liable directly to Landlord, and not to Tenant, for any holdover expenses and penalties equal to all rents due under the Sublease, including, without limitation, collecting any holdover damages from Subtenant. Tenant hereby waives any and all rights it may have regarding any applicable holdover provisions under the Sublease and acknowledges that any holdover rents and/or penalties shall be paid by Subtenant directly to Landlord and not to Tenant.  Tenant shall have no liability to Landlord for Subtenant’s failure to surrender Building 5 as required by this Agreement; however, if necessary, Tenant shall, upon Landlord’s request, reasonably cooperate with Landlord, at no cost to Tenant, in assisting Landlord to enforce its rights against Subtenant hereunder (or the Sublease, if necessary).  Notwithstanding the foregoing, Landlord agrees that Subtenant shall have the right, exercisable by giving written notice to Landlord on or before September 1, 2010, to remain in the laboratory portion of Building 5 for up to three (3) weeks following the Building 5 Termination Date if necessary for Tenant to maintain a continuous laboratory operational for its business operations without incurring any holdover expenses and penalties, provided that, Tenant and its employees agree to work harmoniously with Landlord and its contractors so as to not unreasonably interfere with any work being done in the remaining portions of Building 5 (excluding the existing laboratory location).  Upon expiration of such three (3) week time period, Tenant shall surrender and peaceably yield up Building 5 in accordance with the foregoing provisions of this Agreement and failure by Tenant to timely do so may subject Tenant to holdover expenses and penalties as described above.

5.                                      Representations.  Landlord warrants and represents to Tenant that it is the sole and lawful owner of all rights, title and interest in and to the Premises.  Landlord, Tenant and Subtenant each warrant and represent to the others that (i) it is the sole and lawful owner of its respective rights, title and interest in and to the Premises and Subleased Premises, including all released matters; (ii) it has not heretofore assigned or transferred or purported to assign or transfer to any other person or entity the Lease, Sublease or any released matter or any portion thereof, except Landlord acknowledges that it has previously delivered a customary Assignment of Leases and Rents to its lender, State Farm Life Insurance Company (the “Lender”); and (iii) it has not made any claim, demand, obligation, liability, action or cause of action arising from either the Lease or the Sublease.

6.                                      Mutual Releases.  (a) Effective as of the Termination Date, as applicable, and subject to paragraphs 1, 2, 3 and 4, Landlord and Tenant hereby forever release and discharge each other, their servants, agents, directors, officers, partners and employees of and from any and all demands of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, for damages, actual and consequential, arising out of or any way related to or based upon the Lease, except with respect to any claims that may survive the Lease pursuant to the express terms and provisions thereof, if applicable.

(b)           Effective as of the Building 5 Termination Date and subject to paragraphs 1, 2, 3 and 4,  Tenant and Subtenant hereby forever release and discharge each other, their servants, agents, directors, officers, partners and employees of and from any and all demands of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, for damages, actual and consequential, arising out of or any way related to or based upon the Sublease or the Subleased Premises, except with respect to any claims that may survive the Sublease pursuant to the express terms and provisions thereof, if applicable.

(c)           Effective as of the Building 5 Termination Date or such later date on which Tenant surrenders the entire Building 5 in the event that Subtenant elects to remain in the laboratory portion of Building 5 for such additional time as permitted in paragraph 4(c) above, as applicable, and subject to paragraphs 1, 2, 3 and 4, Landlord and Subtenant hereby forever release and discharge each other, their servants, agents, directors, officers, partners and employees of and from any and all demands of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed or undisclosed, for damages, actual and consequential, arising out of or any way related to or based upon the Sublease, the Building 5 Lease or the Subleased Premises, except with respect to any claims that may survive the Sublease and/or the Building 5 Lease and/or the Landlord’s Consent, as applicable, pursuant to the express terms and provisions thereof, if applicable.

(d)           It is understood and agreed that this is a full, complete and final release of all claims described as aforesaid, and Landlord, Tenant and Subtenant agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions, or causes of action, in law, equity, or otherwise, as well as those which are now known, anticipated, suspected or disclosed which are predicated upon or arise from the Lease or Sublease or the early termination of the Lease and Sublease.

7.                                      Continuing Obligations.  From the effective date of this Agreement until the Termination Date, as applicable, Landlord, Tenant and Subtenant shall continue to perform their obligations as set forth in the Lease and Sublease, as applicable.

8.             Costs.  The parties hereto agree to bear their respective costs and attorney’s fees.

9.                                      Successors. This Agreement shall bind Landlord’s, Tenant’s and Subtenant’s personal representatives, successors and assigns and inure to the benefit of each party, their agents, directors, officers, partners, employees, servants, successors, and assigns.

10.                               Interpretation. Landlord, Tenant and Subtenant have reviewed and revised this Agreement and the normal rule of construction that any ambiguities in this Agreement are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease or Sublease, as applicable.

11.                               Integrated Agreement. All agreements, covenants, representations, and warranties expressed and implied, oral and written, of Landlord, Tenant or Subtenant concerning the subject matter hereof, are contained herein.  No other agreements, covenants, representations, or warranties, expressed or implied, oral or written, have been made among Landlord and its attorneys, Tenant and its attorneys and Subtenant and its attorneys concerning the subject matter herein.  All prior and contemporaneous conversations, negotiations, possible and alleged agreements, representations, covenants, and warranties among Landlord, Tenant and Subtenant covering the subject matter hereof are merged herein.  This is an integrated agreement.  No modification, alteration or change of any kind may be made to this Agreement except in writing signed by each of the parties hereto.

12.                               Prevailing Party.  If any party defaults on the terms of this Agreement, and legal action is required to enforce its provisions, the prevailing party shall be entitled to receive from the defaulting party(ies) a sum equal to the reasonable attorney’s fees and costs of suit incurred by the prevailing party in enforcing its provisions, in addition to any other damage to which the prevailing party is entitled.

13.                               Condition.  The effectiveness of this Agreement is expressly contingent upon Landlord’s obtaining approval by the Lender to enter into this Agreement, which shall be evidenced by the execution of the Consent attached hereto as Exhibit “E” by the Lender.  If, for whatever reason, the Lender does not sign the Consent within ten (10) days of the signing of this Agreement, then: (a) this Agreement shall become null and void and of no further force and effect for any purpose whatsoever; and (b) the Lease and Sublease shall continue in full force and effect as if this Agreement were never entered into.

14.                               Governing Law.  This Agreement shall be deemed to have been executed and delivered within The Commonwealth of Massachusetts, and the rights and obligations of the parties shall be construed and enforced in accordance with, and governed by, the laws of The Commonwealth of Massachusetts.

15.                               Limitation of Liability.  Except as otherwise set forth herein, no party shall be liable to the other under any circumstances for any exemplary, punitive, consequential or indirect damages.

16.                               Further Assurances.  Each party agrees to cooperate with the other and to execute and deliver all such further instruments and documents and do all such further acts and things as such party may be reasonably requested to do from time to time by the other party in order to carry out the provisions and objectives of this Agreement.

17.                               Landlord acknowledges and agrees that the effectiveness of this Agreement is not conditioned upon Landlord’s entering into any lease or other occupancy agreement with Subtenant or Tenant for the Premises or the Subleased Premises or any portion thereof covering any period of time subsequent to the date of this Agreement.

18.                               Notwithstanding anything to the contrary in the Sublease, within five (5) business days after the Building 5 Termination Date, or such later date on which Tenant surrenders the entire Building 5 in the event that Subtenant elects to remain in the laboratory portion of Building 5 for such additional time as permitted in paragraph 4(c) above, Tenant shall return to Subtenant, or elsewhere at Subtenant’s written direction, that certain Irrevocable Letter of Credit No. 68011473, dated February 23, 2006, in the amount of $300,000.00, which is currently held by Tenant as a security deposit for the Subleased Premises.

19.                               Each party hereto agrees that any other party hereto may promptly make all filings with any authority or securities exchange as may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, by applicable law or by the rules and regulations of any securities exchange.

20.                               TERMINATION OF NOTICE OF SUBLEASE.  Simultaneously with the execution of this Agreement at the request of either Tenant or Subtenant, Tenant and Subtenant shall execute, acknowledge and deliver a Termination of Notice of Sublease in customary form for recording in the Commonwealth of Massachusetts.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this instrument in multiple counterparts, each of which shall have the full force and effect of an original on the day and year first written above.

LANDLORD:

MICHELSON FARM-WESTFORD TECHNOLOGY PARK
V AND VIII LIMITED PARTNERSHIP

By:	The Gutierrez Company, General Partner

By:	/s/ Arthur J. Gutierrez, Jr.
Name:	Arthur J. Gutierrez, Jr.	Witness
Its:	President

Date:	08/11/10

TENANT:

TERADYNE, INC.

By:	/s/ Gregory R. Beecher
Name:	Gregory R. Beecher	Witness
Its:	Vice President and CFO

Date:	8/2/10

SUBTENANT:

SONUS NETWORKS, INC.

By:	/s/ Wayne Pastore
Name:	Wayne Pastore	Witness
Its:	Senior Vice President and Chief Financial Officer

Date:	August 11, 2010

EXHIBIT “A”

LIST OF SUBTENANT FURNITURE

All Herman Miller Ethospace cubicle workstation furniture, including miscellaneous Herman Miller components currently stored off-site at Sterling Corporation Warehouse in Chelmsford, MA.

All main café table and chairs seating furniture

EXHIBIT “B”

LIST OF SUBTENANT EQUIPMENT

Two (2) Trane 40 Ton Chiller’s

One (1) 100 kW Natural Gas Generator

EXHIBIT “C”

LIST OF ITEMS TO BE RESTORED

9 Technology Park Drive — Building 8 — Tenant’s responsibility

Most recent HVAC Maintenance records of all units & sub-systems will be provided and systems will be in good working order.

Most recent Sprinkler System inspection records and system will be in good working order.

Most recent Duct Smoke Detector inspection records and detectors will be in good working order.

Most recent Fire Alarm System inspection records and system will be in good working order.

Window blinds will be repaired as necessary.

All exterior doors will be in good working order.

UPS system and data equipment located in the Tel/data closet in the office area will be removed.

UPS system and data equipment located in the Manufacturing area closet will be removed.

UPS system and data equipment located in the Tel/data closet on the loading dock will be removed.

The spray booth located on the loading dock will be removed to roof line.

The metal cage strut and cage material located on the loading dock will be removed.

The used copper pipe on the loading dock will be removed.

The used electric conduit will be removed from loading dock and adjacent maintenance service closet.

The forklift battery charging station will be removed.

7 Technology Park Drive — Building 5 — Subtenant’s responsibility

Remove all piping associated with supplemental cooling systems that will be removed

Remove all pads, fencing and associated wiring and conduit for systems removed (e.g., UPS / generator / lieberts / chillers / ceiling projectors) utilizing good workmanship practices

Repair holes caused by the removal of equipment hanging on walls (e.g., card readers / cameras / white boards / artwork / logos)

Repair damage to walls, doors, door frames, and glass

Repair damage to ceiling tiles or grid

Repair ceilings where equipment has been removed (e.g., drop down screens)

Replace any light bulbs that are inoperable

Ensure all building fire extinguishers are in good working order and repair and/or replace as required

Ensure that all bathroom fixtures are in good working order (e.g. soap dispensers / sanitary napkin dispensers / etc.) and repair and/or replace as required

Ensure that all remaining millwork is in good working order and repair and/or replace as required

Remove interior and exterior signage

Remove the water filtration system (only if non point of use type)

EXHIBIT “D”

FORM OF BILL OF SALE

As of this        day of                           , 2010, Sonus Networks, Inc. (“Seller”), in connection with its sublease of space located at and commonly known as 7 Technology Park Drive, Westford, Massachusetts (the “Property”), for and in consideration of the sum of ONE DOLLAR ($1.00) and other good and valuable consideration to it paid by Michelson Farm-Westford Technology Park V and VIII Limited Partnership (“Buyer”), the receipt and sufficiency of which are hereby acknowledged, does hereby grant, bargain, sell, transfer and deliver unto Buyer any and all personal property, fixtures and equipment (whether tangible or otherwise) now located in or on the Property and used in connection therewith as set forth in Exhibit A attached hereto and made a part hereof (the “Personal Property”).  Seller conveys to Buyer the Personal Property in its physical condition AS IS WHERE IS.

Seller does hereby warrant to Buyer that, to Seller’s knowledge, it has good and marketable title to the Personal Property and Seller has the right to, and hereby does, as of the date of execution hereof, convey the Personal Property to Buyer, free and clear of all liens and security interests.

TO HAVE AND TO HOLD the Personal Property unto Buyer, its successors and assigns, to its own use forever.

IN WITNESS WHEREOF, the Seller has hereunto set its hand and seal as of the date first set forth above.

SELLER:

SONUS NETWORKS, INC.

By:
Printed Name:
Title:
Date:

EXHIBIT A

TO BILL OF SALE

EXHIBIT “E”

CONSENT OF MORTGAGEE

The undersigned Mortgagee hereby consents and approves the terms and provisions set forth in the Lease and Sublease Termination Agreement dated as of August     , 2010, by and between Michelson Farm-Westford Technology Park V and VIII Limited Partnership, Teradyne, Inc. and Sonus Networks, Inc.

MORTGAGEE:

STATE FARM LIFE INSURANCE COMPANY

By:
Witness	Name:
Its: